   As filed with the Securities and Exchange Commission on October 20, 1999

                                         Registration Statement No. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________

                          CAMDEN NATIONAL CORPORATION
                 (Exact name of Registrant as specified in its charter)


       MAINE                                       01-0413282
 (State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)                 Identification No.)
                                 2 Elm Street
                              Camden, Maine 04843
                                (207) 236-8821
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                        _______________________________

                               Robert W. Daigle
                     President and Chief Executive Officer
                          Camden National Corporation
                                 2 Elm Street
                              Camden, Maine 04843
                                (207) 236-8821
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                                   Copy to:

                           William Pratt Mayer, Esq.
                          Goodwin, Procter & Hoar LLP
                                Exchange Place
                       Boston, Massachusetts  02109-2881
                                (617) 570-1000
                         _____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                               Proposed Maximum      Proposed Maximum       Amount of
Title of Shares Being      Amount to Be       Offering Price Per    Aggregate Offering     Registration
 Registered                 Registered             Share(1)              Price(1)              Fee
--------------------------------------------------------------------------------------------------------
Common Stock, no par
 value                     125,000 shares            $18.75             $2,343,750              $652
========================================================================================================


(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the American Stock Exchange on October 19, 1999.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to Completion, October 20, 1999

Prospectus
----------



                                125,000 Shares


                          CAMDEN NATIONAL CORPORATION


                                 Common Stock
                                (no par value)

                                ______________



    This prospectus relates to the offering and sale of 125,000 shares of common stock, no par value, of Camden National Corporation ("Camden") to one or more investors at a purchase price of $____ per share, or an aggregate purchase price of approximately $_______. In connection with the sale, Camden has agreed to pay a fee equal to ___________ to Ryan, Beck & Co., Inc. for its services as an agent in connection with the shares to be sold in this offering.

    Camden common stock is listed on the American Stock Exchange under the symbol "CAC." On October 19, 1999, the last reported price of the common stock on the American Stock Exchange was $18.75 per share.

                                ______________


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.


    These securities are not deposit accounts of any bank and are not insured to any extent by the Federal Deposit Insurance Corporation or any other government agency.

                                ______________



               The date of this prospectus is October __, 1999.

                                  THE COMPANY


    Camden is a multi-bank and financial services holding company headquartered in Camden, Maine. Camden was founded on January 2, 1985 as a result of a corporate reorganization, in which the shareholders of Camden National Bank, which was founded in 1875, exchanged their stock for shares of Camden, and Camden National Bank became a wholly-owned subsidiary of Camden. As of December 29, 1995, Camden acquired 100% of the outstanding stock of United Bank and 51% of the outstanding stock of Trust Company of Maine, Inc. by merging with their then parent company, UNITEDCORP, Bangor, Maine. As of October 1, 1999, Camden's securities consisted of one class of common stock, no par value, of which there were 6,558,530 shares outstanding held of record by approximately 818 shareholders.

    Camden's wholly-owned bank subsidiaries operate as separate commercial banks with branches serving both mid-coast and central Maine. The banks are full-service financial institutions that focus primarily on attracting deposits from the general public through their branches and using such deposits to originate residential mortgage loans, commercial business loans, commercial real estate loans, and a variety of consumer loans.

    Camden National Bank is a national banking organization organized under the laws of the United States. Camden National Bank is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency. Camden National Bank is based in Camden, Maine, and offers services in the communities of Camden, Union, Rockland, Thomaston, Belfast, Bucksport, Vinalhaven, Damariscotta, and Waldoboro. Customers also have access to services offered by Camden National Bank through the internet @ www.camdennational.com.

    United Bank is a banking organization chartered under the laws of the State of Maine. United Bank is subject to regulation, supervision and regular examination by the Federal Deposit Insurance Corporation (the "FDIC") and the Superintendent of the Maine Bureau of Banking (the "Maine Superintendent"). United Bank is based in Bangor, Maine, and offers services through branches in the communities of Bangor, Corinth, Hampden, Hermon, Jackman, Greeville, Dover-Foxcroft, Milo and Winterport, Maine. Customers also have access to services offered by United Bank through the internet @ www.unitedbank-me.com.

    Camden's majority-owned trust company subsidiary, Trust Company of Maine, Inc., offers a broad range of trust and trust investment services, in addition to retirement and pension plan management services. The financial services provided by the Trust Company of Maine, Inc., complement the services provided by Camden's bank subsidiaries by offering customers investment management services.

    Camden competes principally in mid-coast Maine through its largest subsidiary, Camden National Bank. Camden National Bank considers its primary market areas to be in two counties, Knox and Waldo counties. These two counties have a combined population of approximately 76,000 people. The economy of the these counties is based primarily on tourism, and is also supported by a substantial population of retirees. Major competitors in these markets include local branches of large regional bank affiliates, as well as local independent banks, thrift institutions and credit unions. Other competitors for deposits and loans within Camden National Bank's market include insurance companies, money market funds, consumer finance companies and financing affiliates of consumer durable goods manufacturers.

    Camden, through United Bank, also competes in the central Maine area. United Bank has approximately a 5% share of the market in its service area and competes principally on the basis of service. The greater Bangor area has a population of approximately 100,000 people. Major competitors in these markets include local branches of large regional bank affiliates, as well as local independent banks, thrift institutions and credit unions. Other competitors for deposits and loans within United Bank's market include insurance companies, money market funds, consumer finance companies and financing affiliates of consumer durable goods manufacturers.

    At June 30, 1999, Camden had total assets of $717.7 million, total deposits of $514.5 million and shareholders' equity of $62.6 million.

    Camden's principal executive offices are located at Two Elm Street, Camden, Maine, and its telephone number is (207) 236-8821.

                              RECENT DEVELOPMENTS

The KSB Merger

    Camden and KSB Bancorp, Inc. ("KSB") have entered into a definitive merger agreement dated as of July 27, 1999 pursuant to which KSB will be merged with and into Camden (the "Merger"). In the Merger, each outstanding share of common stock of KSB will be converted into the right to receive 1.136 shares of common stock of Camden (subject to adjustment as described in the merger agreement).

     The Merger is intended to qualify as a tax-free exchange for federal income tax purposes and is expected to be accounted for as a pooling-of-interests. One of the conditions for qualification for pooling-of-interests accounting treatment is that the stockholders of the combined companies share mutually in the combined rights and risks. In calculating whether this condition is met, any shares of common stock reacquired within two years prior to the initiation of the Merger are considered "tainted shares," unless it can be demonstrated that such shares were reacquired in a systematic pattern and for a specific purpose unrelated to the Merger. The purpose of this offering is to allow Camden to reissue its "tainted shares" in order to allow the Merger of Camden and KSB to be accounted for as a pooling-of-interests.

    The consummation of the Merger is subject to customary conditions, including approval by the stockholders of Camden and KSB. The shareholder meetings for such vote are scheduled for November 16, 1999. Camden can not assure you that the Merger will be consummated.

Risks Relating to the Merger

    The Merger involves the integration of two companies that have previously operated independently. Successful integration of KSB's operations will depend primarily on Camden's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Camden and KSB will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additional operational issues may arise as both Camden and KSB address Year 2000 compliance issues while simultaneously attempting to integrate their information technologies and operating systems. Additionally, in determining that the Merger is in the best interests of Camden and KSB, as the case may be, each of the Camden board of directors and the KSB board of directors considered that enhanced earnings may result from the Merger. The realization and timing of such operating efficiencies and cost savings could be affected by a number of factors beyond Camden's control. Therefore, there can be no assurance that any enhanced earnings will result from the Merger.



                                USE OF PROCEEDS

    The net proceeds to Camden from the sale of 125,000 shares of common stock at a price of $_______ per share are estimated to be approximately $___________ after deducting fees and expenses of this offering payable by Camden estimated at approximately $79,652. Camden currently intends to use the net proceeds from this sale of common stock for general corporate purposes, which may include refinancing of debt, investments at the holding company level, investments in, or extensions of credit to its banking and other subsidiaries.

                       CERTAIN REGULATORY CONSIDERATIONS


     Set forth below is a brief description of certain laws and regulations that relate to the regulation of Camden and its subsidiaries. This description is not complete and is qualified in its entirety by reference to applicable laws and regulations.

General

     As a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), Camden is subject to the supervision, examination, and reporting requirements of the BHCA and the regulations of the Federal Reserve Board. In addition, as a financial institution holding company under the laws of the State of Maine, Camden is subject to the requirements of applicable Maine law and the jurisdiction of the Maine Superintendent. Camden's bank subsidiaries (which will include Kingfield Savings Bank, the Maine-chartered bank subsidiary of KSB, upon consummation of the Merger) (collectively, the "Banks") are subject to the regulation and supervision of various federal and state authorities, including, as applicable, the FDIC, the Office of the Comptroller of the Currency (the "Comptroller") and the Maine Superintendent.

     These federal and state regulatory authorities have broad enforcement powers over Camden and its subsidiaries. For example, the activities and operations of Camden are subject to extensive federal and state supervision that, among other things, limits non-banking activities, imposes minimum capital requirements and requires approval prior to consummation of certain acquisitions. Similarly, each of the Banks is subject to extensive regulation and supervision relating to, among other things, capital adequacy, liquidity, management practices, branching, loans, earnings, dividends, investments and the provision of both deposit and non deposit investment products.

Payment of Dividends

     Camden is a legal entity separate and distinct from its bank and other subsidiaries. A principal source of cash flow of Camden, including cash flow to pay dividends to its stockholders, is dividends from its bank subsidiaries. There are statutory and regulatory limitations on the payment of dividends by these bank subsidiaries to Camden, as well as by Camden to its stockholders.

     As to the payment of dividends, each of Camden's bank subsidiaries is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by Camden and its bank subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Certain Transactions by Bank Holding Companies and Their Affiliates

     There are various legal restrictions on the extent to which a bank holding company, such as Camden, and its non-bank subsidiaries may borrow, obtain credit from or otherwise engage in "covered transactions" with its FDIC-insured depository institution subsidiaries. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its non-depository institution affiliates are limited to the following amounts: (1) in the case of any affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (2) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. "Covered transactions" are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of, or investment in, securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Support of Subsidiary Institutions and Liability of Commonly Controlled Depository Institutions

     Under Federal Reserve Board policy, Camden is expected to act as a source of financial strength for, and commit its resources to support its bank subsidiaries. This support may be required at times when Camden may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Camden's bank subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against the other Banks, and a potential loss of Camden's investments in the Banks.

Minimum Capital Requirements and Prompt Corrective Action

     Capital adequacy is an important component of state and federal regulation of bank holding companies and their bank subsidiaries. For example, the Federal Reserve has adopted, among other things, minimum risk-based guidelines for purposes of bank holding company regulation. More specifically, the Federal Reserve has established that all bank holding companies should meet a minimum risk-based capital ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% should be in the form of Tier 1 capital (i.e., the sum of core capital elements less goodwill and certain other intangible assets). Moreover, federal banking regulators have established five capital categories for depository institutions, as follows:

     Under both the Comptroller and the FDIC's regulations, a bank is deemed to be (1) "well capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more, and a Tier 1 leverage capital ratio of 5% or more and is not subject to any written agreement, order, capital directive, or corrective action directive, (2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a Tier 1 leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized," (3) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a Tier 1 leverage capital ratio that is less than 4% (3% under certain circumstances), (4) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a Tier 1 leverage capital ratio that is less than 3%, and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. Section 38 of the Federal Deposit Insurance Act (the "FDIA") and the regulations promulgated thereunder by the federal banking agencies also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that neither the FDIC or the Comptroller may not reclassify a significantly undercapitalized institution as critically undercapitalized).

     A number of sanctions may be imposed on banks that are not in compliance with applicable capital requirements, including, without limitation, restrictions on asset growth and imposition of a capital directive that may require, among other things, an increase in regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-gathering, lending, purchasing loans, making specified investments, or issuing new accounts, limits on operational expenditures, an increase in liquidity, and such other restrictions or corrective actions as the appropriate federal banking agency may deem necessary or appropriate. Federal law also restricts the use of brokered deposits by certain depository institutions in certain capitalization categories.

     Under the system of prompt corrective action mandated by FDICIA, immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which include (1) restricting payment of capital distributions and management fees, (2) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (3) requiring submission of a capital restoration plan, (4) restricting the growth of the institution's assets, and
(5) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include the following: requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; requiring replacement of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate.

     FDICIA provides for the appointment of a conservator or receiver for any insured depository institution that is "critically undercapitalized," or that is "undercapitalized" and (1) has no reasonable prospect of becoming "adequately capitalized," (2) fails to become "adequately capitalized" when required to do so under the prompt corrective action provisions, (3) fails to submit an acceptable capital restoration plan within the prescribed time limits, or (4) materially fails to implement an accepted capital restoration plan. In addition, the appropriate federal regulatory agency will be required to appoint a receiver (or a conservator) for a "critically undercapitalized" depository institution within 90 days after the institution becomes "critically undercapitalized" or to take such other action that would better achieve the purpose of Section 38 of FDIA. Such alternative action can be renewed for successive 90 day periods. With limited exceptions, however, if the institution continues to be "critically undercapitalized" on average during the quarter that begins 270 days after the institution first became "critically undercapitalized," a receiver must be appointed.

Government Policies and Legislative and Regulatory Proposals

     The Banks' operations are generally affected by the economic, fiscal, and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board (which regulates the money supply of the United States, reserve requirements against deposits, the discount rate on Federal Reserve Board borrowings and related matters, and which conducts open-market operations in U.S. government securities). The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth, and distribution of bank loans, investments, and deposits.

     In addition, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, federally and state-chartered banks and other financial institutions are from time to time pending in Congress and in state legislatures as well as before the Federal Reserve Board, the FDIC, the Comptroller and other federal and state bank regulatory authorities. The likelihood of any major changes in the future, and the impact any such changes might have on the Banks, are not possible to determine.

                             PLAN OF DISTRIBUTION

     Camden will sell the common stock offered hereby directly to investors. In connection with the sale of the common stock offered hereby, Ryan, Beck & Co., Inc. will be paid a fee of ___________ for its services as an agent in connection with the sale. In connection with the Merger, Ryan, Beck & Co., Inc. is acting as Camden's financial advisor and will receive a fee for its services in the amount of $300,000. Camden may from time to time sell common stock directly to other persons and may engage in other financing transactions, including public offerings and private placements of equity securities.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Securities and Exchange Commission's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Web site at http://www.sec.gov. In addition, you may look at our Securities and Exchange Commission filings at the offices of the American Stock Exchange, which is located at 86 Trinity Place, New York, New York 10006. Our Securities and Exchange Commission filings are available at the American Stock Exchange because our common stock is listed and traded on the American Stock Exchange.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information already incorporated by reference in this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the Securities and Exchange Commission, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus.


Camden National Corporation SEC Filings
(File No. 0-28190)
-------------------------

 .    Our Registration Statement on Form S-4, filed with the SEC on October 5,
     1999;
 .    Our Annual Report on Form 10-K for the year ended December 31, 1998;
 .    Our Quarterly Reports on Form 10-Q for the three months ended March 31,
     1999 and the six months ended June 30, 1999;
 .    Our Current Report on Form 8-K, filed with the SEC on August 9, 1999; and
 .    The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 30, 1997.

     You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Camden National Corporation, 2 Elm Street, Camden, Maine 04843, Attention: Secretary. Telephone requests may be directed to the Secretary of Camden National Corporation at
(207) 236-9131, ext. 2165.

                          FORWARD LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this prospectus, including the information incorporated by reference in this prospectus, are or may be considered as forward-looking. Forward-looking statements relate to future operations, strategies, financial results or other developments, and contain words or phrases such as "may," "expects," "should" or similar expressions. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond Camden's control or are subject to change.

     Inherent in Camden's business are certain risks and uncertainties. Therefore, Camden cautions the reader that revenues and income could differ materially from those expected to occur depending on factors such as general economic conditions including changes in interest rates and the performance of financial markets, changes in domestic and foreign laws, regulations and taxes, competition, industry consolidation, credit risks and other factors. Other factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on investment securities, rates paid on deposits, competitive effects, fee and other noninterest income earned, as well as other factors. Camden disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Rendle A. Jones, Esq., General Counsel of Camden. Mr. Jones also serves as Chairman of the Board of Camden.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K have been so incorporated in reliance upon the report of Berry, Dunn, McNeil & Parker, LLC, independent accountants, given upon their authority as experts in accounting and auditing in giving that report.

================================================================================
     You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. No other person is authorized to give any information or to represent anything not contained in this prospectus. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.




                               ________________




                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company...............................................................    2

Recent Developments.......................................................    3

Use of Proceeds...........................................................    3

Certain Regulatory Considerations.........................................    4

Plan of Distribution......................................................    7

About this Prospectus.....................................................    7

Where You Can Find More Information.......................................    7

Forward Looking Statements................................................    8

Legal Matters.............................................................    8

Experts...................................................................    8



                                125,000 Shares



                          Camden National Corporation




                                 Common Stock




                               ________________

                                  Prospectus

                               ________________





                               October ___, 1999


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated fees and expenses/1/ payable by us in connection with the issuance and distribution of the securities registered hereby:

Registration fee.........................................  $   652
Agent's fee/2/...........................................   50,000
Legal fees and expenses..................................   25,000
Accounting fees and expenses.............................    1,000
Printing and duplicating expenses........................    2,000
Blue sky fees and expenses...............................      500
Miscellaneous............................................      500
                                                           -------
Total....................................................  $79,652

_______

(1)   All amounts except the registration fee are estimated.
(2) The estimated agent's fee is based on the closing price of Camden's common stock on the American Stock Exchange on October 19, 1999.

Item 15.  Indemnification of Directors and Officers.


    The Maine Business Corporation Act ("MBCA") permits a corporation to indemnify or, if so provided in the bylaws, shall in all cases indemnify, a director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of their service in that capacity. This indemnification shall include expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director in connection with such actions, suit or proceeding; provided that no indemnification may be provided for any director with respect to any matter as to which the director shall have been finally adjudicated:

    A. Not to have acted honestly or in the reasonable belief that the director's actions were in or not opposed to the best interests of the corporation or its shareholders; or

    B. With respect to any criminal action or proceeding, to have had reasonable cause to believe that the director's conduct was unlawful.

    The termination of any action, suit or proceeding by judgment, order or conviction adverse to the director, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director did not act honestly or in the reasonable belief that the director's actions were in or not opposed to the best interest of the corporation or its shareholders. Notwithstanding the foregoing, a corporation shall not have the power to indemnify any director with respect to any claim, issue or matter asserted by or in the right or the corporation as to which that director is finally adjudicated to be liable to the corporation unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, that director is fairly and reasonably entitled to indemnity for such amounts as the court shall deem reasonable.

    As permitted by the MBCA, Camden's bylaws provide that Camden shall indemnify its directors to the extent provided above, including the advancement of expenses as prescribed by the bylaws.

Item 16.     Exhibits.

Exhibit No.  Description                                                              Page
-----------  -----------                                                              ----
   2.1       Agreement and Plan of Merger by and between Camden, Camden
             Acquisition Subsidiary, Inc., KSB and Kingfield Savings Bank, dated as of July 27, 1999 (incorporated by reference to Exhibit 2.1 to
             Form 8-K of Camden filed August 9, 1999).

  *5.1 Opinion of Rendle A. Jones, Esq. as to the legality of the securities being registered.

 *23.1       Consent of Berry, Dunn, McNeil & Parker, LLC.

  23.2       Consent of Rendle A. Jones, Esq. (included as part of Exhibit 5.1).

  24.1       Powers of Attorney (included on signature page of Registration
             Statement).

__________________________________

* Filed herewith


Item 17.  Undertakings.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of Maine, on this 20th day of October, 1999.

                            CAMDEN NATIONAL CORPORATION

                            By:  /s/ Robert W. Daigle
                                 ------------------------
                                 Robert W. Daigle
                                 President and Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints Robert W. Daigle, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Capacity                           Date
---------                                   --------                           ----
/s/ Rendle A. Jones                         Chairman of the Board              October 12, 1999
--------------------------
Rendle A. Jones

/s/ Robert W. Daigle                        Director, President and            October 12, 1999
--------------------------                  Chief Executive Officer
Robert W. Daigle                            (Principal Executive Officer)


/s/ Peter T. Allen                          Director                           October 12, 1999
--------------------------
Peter T. Allen

/s/ Ann W. Bresnahan                        Director                           October 12, 1999
--------------------------
Ann W. Bresnahan

/s/ Royce M. Cross                          Director                           October 12, 1999
--------------------------
Royce M. Cross

/s/ Robert J. Gagnon                        Director                           October 12, 1999
--------------------------
Robert J. Gagnon

/s/ John W. Holmes                          Director                           October 12, 1999
--------------------------
John W. Holmes

/s/ John S. McCormick, Jr.                  Director                           October 12, 1999
--------------------------
John S. McCormick, Jr.

/s/ Richard N. Simoneau                     Director                           October 12, 1999
--------------------------
Richard N. Simoneau

/s/ Susan M. Westfall                       Treasurer and Chief Financial      October 12, 1999
--------------------------                  Officer (Principal Financial and
Susan M. Westfall                           Accounting Officer)


                                 EXHIBIT INDEX

Exhibit No.   Description                                                          Page
----------    -----------                                                          ----
   2.1        Agreement and Plan of Merger by and between Camden, Camden
              Acquisition Subsidiary, Inc., KSB and Kingfield Savings Bank,
              dated as of July 27, 1999 (incorporated by reference to Exhibit
              2.1 to Form 8-K of Camden filed August 9, 1999).

  *5.1 Opinion of Rendle A. Jones, Esq. as to the legality of the securities being registered.

 *23.1        Consent of Berry, Dunn, McNeil & Parker, LLC.

  23.2        Consent of Rendle A. Jones, Esq. (included as part of Exhibit
              5.1).

  24.1        Powers of Attorney (included on signature page of Registration
              Statement).


__________________________________

*  Filed herewith